FLIR Systems Announces Retirement of John C. Hart, Director

PORTLAND, OR -- (Marketwire - May 26, 2010) - FLIR Systems, Inc. (NASDAQ: FLIR) announced today that John C. Hart has retired from his position as a Director of the Company. Mr. Hart, 76, has served as a director since 1987 including service as Chairman of the Board from 1987 to 1993. He also served as interim Chief Executive Officer from May to November 2000. During his 23 year career with the Company, Mr. Hart served on and chaired numerous Board committees, most recently as a member of the Audit Committee of the Board. It is anticipated that Mr. Hart will continue to serve the Company's Board of Directors in a consulting capacity.

"John Hart has provided guidance and leadership to FLIR for over twenty years. During his tenure, FLIR grew from a small private company to become the leading commercial infrared company in the world," said Earl R. Lewis, President and CEO of FLIR Systems, Inc. "John led the Company as interim CEO in 2000, and has been a tremendous resource for the Board and executive team of FLIR. We thank him for his extraordinary service, and wish him well in retirement."

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Company contact:
Craig Stoehr
FLIR Systems, Inc.
(503) 498-3547
www.flir.com